Nelnet Reports Fourth Quarter 2012 Results

•	GAAP net income $1.20 per share

•	Net income $1.05 per share, excluding impairment, derivative market value, and foreign currency adjustments

•	Purchased $3.0 billion of student loans in the quarter

•	Repurchased 746,459 shares in the quarter; 153,908 shares in 2013

LINCOLN, Neb., February 28, 2013-Nelnet (NYSE: NNI) today reported GAAP net income of $56.6 million, or $1.20 per basic share, for the fourth quarter of 2012, compared with GAAP net income of $64.9 million, or $1.37 per basic share, for the same period a year ago.

Included in the company's fourth quarter results is a $2.8 million, or $0.03 per share after tax, non-cash impairment charge in the company's enrollment services segment. In addition, the derivative market value and foreign currency adjustments were income of $8.5 million after tax, or $0.18 per share, for the fourth quarter of 2012, compared with income of $7.3 million after tax, or $0.15 per share, for the fourth quarter of 2011.

Excluding the impairment charge and the derivative market value and foreign currency adjustments, net income was $1.05 per share for the fourth quarter of 2012, compared with $1.22 per share, for the same period in 2011.

The decrease in year-over-year net income was expected as the company's student loan portfolio runs off due to the legislative elimination of new Federal Family Education Loan (FFEL) program loan originations in 2010. However, the decrease in revenue from the company's student loan portfolio is being partially offset by its growing fee-based businesses.

"2012 was another outstanding year at Nelnet,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “We invested and worked hard to improve our customer experiences, create efficiencies, grow our core businesses, and diversify around our strengths. In addition, we purchased $3 billion of student loans in the quarter and continue to pursue opportunities to purchase additional portfolios."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

As of December 31, 2012, net student loan assets were $24.8 billion. A substantial portion of Nelnet's federally insured student loans are financed for the life of the loan at terms the company currently believes will generate significant future cash flow of approximately $1.97 billion, up from approximately $1.81 billion last year, as a result of the 2012 asset purchases.

On July 1, 2010, the company stopped originating federally insured student loans after legislation eliminated the origination of FFEL Program loans. As a result, the company's student loan portfolio will run off over a period of approximately 20 years.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2012, Nelnet reported net interest income of $90.6 million, compared with $93.3 million for the same period a year ago.  Net interest income includes $35.5 million and $39.4 million of fixed rate floor income in the fourth quarters of 2012 and 2011, respectively.

Fee-Based Revenue

The company reported total revenue from its fee-based segments in the fourth quarters of 2012 and 2011 of $98.2 million and $96.6 million, respectively.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 7 percent, or $3.6 million, to $54.6 million for the fourth quarter of 2012, up from $51.0 million for the fourth quarter of 2011. The increase in revenue is primarily the result of growth in servicing volume under the company's contract with the U.S.Department of Education (Department) and collection revenue from rehabilitated loans.

As of December 31, 2012, the company was servicing $68.8 billion of loans for 3.9 million borrowers on behalf of the Department, compared with $46.1 billion of loans for 3.0 million borrowers as of December 31, 2011. Revenue from this contract increased to $19.4 million for the fourth quarter of 2012, up from $14.0 million for the same period a year ago.

The company is allocated 30 percent of new loan volume originated by the Department during the period of August 15, 2012 through August 14, 2013, up from 16 percent the prior two contract years.

For the fourth quarter of 2012, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $17.7 million, an increase of $0.8 million, or 5 percent, from the same period in 2011. The company's fourth quarter of 2012 revenue from its Enrollment Services segment was $25.9 million, compared with $28.8 million for the same period in 2011.

Other Income

Included in other income are gains from the company's repurchase of debt, fee revenue from investment advisory services, and net investment gains of $4.6 million for the fourth quarter of 2012, compared with $7.9 million for the same quarter a year ago.

Operating Expenses

Excluding the impairment charge, the company reported consolidated operating expenses of $106.5 million for the fourth quarter of 2012, compared with $102.7 million for the same period in 2011.

Common Stock Repurchases

During the fourth quarter of 2012, the company repurchased and retired 746,459 shares of Class A common stock, under the company's stock repurchase program, for $21.3 million, or an average price of $28.53 per share. In 2012, the company repurchased 806,023 shares of Class A common stock for $22.8 million, or an average price of $28.30 per share.

From January 1, 2013 through February 26, 2013, Nelnet repurchased and retired 153,908 shares of Class A common stock for $4.7 million, or an average price of $30.50 per share. As of February 26, 2013, approximately 4,093,000 shares remain authorized for purchase under the company's repurchase program.

Cash Dividend

As previously announced, Nelnet will pay a first quarter 2013 cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Friday, March 15, 2013, to shareholders of record at the close of business on Friday, March 1, 2013. The company currently plans to continue making regular quarterly dividend payments, subject to future earnings, capital requirements, financial condition, and other factors.

Year End Results

GAAP net income for the year ended December 31, 2012 was $178.0 million, or $3.76 per basic share, compared with GAAP net income of $204.3 million, or $4.24 per basic share, for 2011. Excluding the derivative market value and foreign currency adjustments, net income in 2012 was $207.4 million, or $4.38 per share, compared with $215.4 million, or $4.47 per share, for 2011. The derivative market value and foreign currency adjustments were an expense of $29.4 million after tax, or $0.62 per share, during 2012, compared with an expense of $11.1 million after tax, or $0.23 per share, for 2011.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its financial position and performance, including specifically, but not limited to, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP, foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars, and non-cash impairments of intangible assets. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2012.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)

	Three months ended			Year ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Loan interest	$154,663	150,528	156,439	609,237	589,686
Investment interest	1,326	1,140	914	4,616	3,168
Total interest income	155,989	151,668	157,353	613,853	592,854
Interest expense:
Interest on bonds and notes payable	65,391	66,402	64,062	268,566	228,289
Net interest income	90,598	85,266	93,291	345,287	364,565
Less provision for loan losses	3,500	5,000	7,000	21,500	21,250
Net interest income after provision for loan losses	87,098	80,266	86,291	323,787	343,315
Other income (expense):
Loan and guaranty servicing revenue	54,584	53,285	50,960	209,748	175,657
Tuition payment processing and campus commerce revenue	17,735	17,928	16,893	74,410	67,797
Enrollment services revenue	25,890	30,661	28,782	117,925	130,470
Other income	7,023	12,699	12,264	39,476	29,513
Gain on sale of loans and debt repurchases	3,009	195	33	4,139	8,340
Derivative market value and foreign currency adjustments, net	13,769	(26,224)	11,778	(47,394)	(17,807)
Derivative settlements, net	(7,112)	(5,051)	(423)	(14,022)	(7,840)
Total other income	114,898	83,493	120,287	384,282	386,130
Operating expenses:
Salaries and benefits	48,633	46,395	47,026	192,826	177,951
Cost to provide enrollment services	16,172	20,151	17,744	78,375	86,548
Depreciation and amortization	8,861	8,402	8,282	33,625	29,744
Impairment expense	2,767	—	—	2,767	—
Other	32,811	29,989	29,639	125,971	113,415
Total operating expenses	109,244	104,937	102,691	433,564	407,658
Income before income taxes	92,752	58,822	103,887	274,505	321,787
Income tax expense	36,099	21,870	39,008	96,077	117,452
Net income	56,653	36,952	64,879	178,428	204,335
Net income attributable to noncontrolling interest	19	124	—	431	—
Net income attributable to Nelnet, Inc.	$56,634	36,828	64,879	177,997	204,335
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic	$1.20	0.78	1.37	3.76	4.24
Net income attributable to Nelnet, Inc. shareholders - diluted	$1.19	0.77	1.37	3.74	4.23
Weighted average common shares outstanding:
Basic	46,911,511	47,086,098	46,996,193	47,010,034	47,860,824
Diluted	47,142,038	47,321,797	47,173,374	47,236,391	48,047,669

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	December 31, 2012	September 30, 2012	December 31, 2011
		(unaudited)
Assets:
Student loans receivable, net	$24,830,621	22,559,341	24,297,876
Cash, cash equivalents, and investments	149,343	186,534	93,350
Restricted cash and investments	911,978	1,003,888	724,131
Goodwill	117,118	117,118	117,118
Intangible assets, net	9,393	14,360	28,374
Other assets	589,442	527,603	591,368
Total assets	$26,607,895	24,408,844	25,852,217
Liabilities:
Bonds and notes payable	$25,098,835	22,884,096	24,434,540
Other liabilities	343,847	348,510	351,472
Total liabilities	25,442,682	23,232,606	24,786,012
Equity:
Total Nelnet, Inc. shareholders' equity	1,165,208	1,175,821	1,066,205
Noncontrolling interest	5	417	—
Total equity	1,165,213	1,176,238	1,066,205
Total liabilities and equity	$26,607,895	24,408,844	25,852,217

(code #: nnif)
Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.